Exhibit 99.1

AAR reports third quarter fiscal year 2023 results

●	Third quarter sales of $521 million, up 15% over the prior year

●	Third quarter GAAP diluted earnings per share from continuing operations of $0.62, compared to $0.63 in Q3 FY2022

●	Adjusted diluted earnings per share from continuing operations of $0.75, up 19% from $0.63 in Q3 FY2022

●	Third quarter cash flow provided by operating activities from continuing operations of $17 million

●	Acquired Trax, a leading provider of aircraft MRO and fleet management software

Wood Dale, Illinois, March 21, 2023 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, today reported third quarter fiscal year 2023 consolidated sales of $521.1 million and income from continuing operations of $21.8 million, or $0.62 per diluted share. For the third quarter of the prior year, the Company reported sales of $452.2 million and income from continuing operations of $22.6 million, or $0.63 per diluted share. Our adjusted diluted earnings per share from continuing operations in the third quarter of fiscal year 2023 were $0.75, compared to $0.63 in the third quarter of the prior year.

Subsequent to the quarter, we acquired Trax, a leading independent provider of aircraft MRO and fleet management software which was founded in 1999. Trax offers critical software applications to a diverse global customer base of airlines and MROs supporting approximately 5,000 aircraft. Trax’s comprehensive solutions support the entire spectrum of maintenance activities and create the system of record required by airlines and MROs. The Trax acquisition adds established, higher-margin aviation aftermarket software offerings with recurring revenue to our portfolio and provides opportunities to cross-sell products and services.

Consolidated third quarter sales increased 15% over the prior year quarter. Our consolidated sales to commercial customers increased 28% over the prior year quarter, primarily due to further recovery in the commercial market. Our consolidated sales to government customers decreased 3% due to the completion of certain government programs which occurred last fiscal year. Sales to commercial customers were 65% of consolidated sales, compared to 59% in the prior year quarter.

“We drove strong performance across our entire portfolio particularly in our USM and new parts distribution activities where we had made investments during the second quarter. Additionally, we are very pleased to have completed the acquisition of Trax which brings well-established, industry-leading digital offerings to our portfolio. Over time, we expect Trax will become a unique channel to market for our parts and services,” said John M. Holmes, Chairman, President and Chief Executive Officer of AAR CORP.

Gross profit margins were 18.1% in the current quarter, compared to 17.8% in the prior year quarter. Adjusted gross profit margin increased from 17.3% to 18.1%, primarily due to the favorable impact of our previous actions to reduce costs and improve our operating efficiency.

Selling, general, and administrative expenses were $56.7 million in the quarter, which included increased investments in digital initiatives as well as $3.7 million related to Trax acquisition costs and a Russian bankruptcy court judgment. As a percentage of sales, selling, general, and administrative expenses were 10.9% for the quarter, compared to 10.8% last year.

Operating margins were 6.5% in the current quarter compared to 6.7% in the prior year quarter, while adjusted operating margin increased from 6.7% in the prior quarter to 7.6% primarily as a result of the growth in commercial sales. Sequentially, our adjusted operating margin remained consistent at 7.6%.

Net interest expense for the quarter was $3.5 million, compared to $0.6 million last year. Average diluted share count decreased from 35.7 million shares in the prior year quarter to 34.6 million shares in the current year quarter. We did not repurchase any shares during the quarter as a result of deploying capital towards other attractive investment opportunities. We have $57.6 million remaining on the program.

Cash flow provided by operating activities from continuing operations was $17.4 million during the current quarter. Excluding our accounts receivable financing program, our cash flow provided by operating activities from continuing operations was $17.2 million in the current quarter.

As of February 28, 2023, our net debt was $135.3 million and our net leverage was 0.75x which decreased from 0.88x at November 30, 2022. On a pro forma basis, the Trax acquisition increased our net leverage to 1.35x as of February 28, 2023 and we expect that ratio to decrease as we generate cash in the fourth quarter and grow adjusted EBITDA. As of February 28, 2023, our availability on our Revolving Credit Facility on a pro forma basis was $300.8 million.

Holmes concluded, “We are proud to have delivered another solid quarter with strong operating margin performance and positive cash flows. We are encouraged by the optimism we see from our airline customers regarding the recovery in air travel and this continues to drive demand for our services. We are also excited by the robust pipeline of opportunities we see across our commercial and government end markets and our strong balance sheet will allow us to continue to make strategic investments, such as the acquisition of Trax, to support our long-term growth.”

Conference call information

On Tuesday, March 21, 2022, at 3:45 p.m. Central time, AAR will hold a conference call to discuss the results. The conference call can be accessed by registering at https://register.vevent.com/register/BI9cbe1c3098294c4c87bdcf35609d3f2c. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at https://edge.media-server.com/mmc/p/mx37ab7m and will remain available for approximately seven days.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through two operating segments: Aviation Services and Expeditionary Services. Additional information can be found at aarcorp.com.

Contact: Dylan Wolin – Vice President, Strategic & Corporate Development and Treasurer | +1-630-227-2017 | dylan.wolin@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including but not limited to (i) the anticipated benefits of the Trax acquisition and expected contributions of the Trax business to our future financial results and (ii) our belief that we drove strong performance across our entire portfolio particularly in our USM and new parts distribution activities.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or sustainability targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) a reduction in the level of sales to the branches, agencies and departments of the U.S. government and their contractors (which were 34.1% of consolidated sales in fiscal year 2022); (iii) non-compliance with laws and regulations relating to the formation, administration and performance of our U.S. government contracts; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) changes in or non-compliance with laws and regulations that may affect certain of our aviation and government and defense related activities that are subject to licensing, certification and other regulatory requirements imposed by the FAA, the U.S. State Department and other regulatory agencies, both domestic and foreign; (vii) a reduction in outsourcing of maintenance activity by airlines; (viii) a shortage of the skilled personnel on whom we depend to operate our business, or work stoppages; (ix) competition from other companies, including original equipment manufacturers, some of which have greater financial resources than we do; (x) financial and operational risks arising as a result of operating internationally; (xi) inability to integrate acquisitions effectively and execute our operational and financial plan related to the acquisitions; (xii) inability to recover our costs due to fluctuations in market values for aviation products and equipment caused by various factors, including reductions in air travel, airline bankruptcies, consolidations and fleet reductions; (xiii) asset impairment charges we may be required to recognize to reflect the non-recoverability of our assets or lowered expectations regarding businesses we have acquired; (xiv) threats to our systems technology from equipment failures, cyber or other security threats or other disruptions; (xv) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvi) inability to fully execute our stock repurchase program and return capital to our stockholders; (xvii) restrictions on paying, or failure to maintain or pay dividends; (xviii) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xix) non-compliance with restrictive and financial covenants contained in certain of our loan agreements; (xx) the continued impact of the COVID-19 pandemic on air travel, worldwide commercial activity and our and our customers’ ability to source parts and components; (xxi) exposure to product liability and property claims that may be in excess of our liability insurance coverage; and (xxii) the costs of compliance, and liability for non-compliance, with environmental regulations, including future requirements regarding climate change and environmental, social and governance matters. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our Quarterly Reports on Form 10-Q. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

AAR CORP. and subsidiaries

Condensed consolidated statements of income	Three months ended February 28,		Nine months ended February 28,
(In millions except per share data - unaudited)	2023	2022	2023	2022
Sales	$521.1	$452.2	$1,437.2	$1,343.9
Cost and expenses:
Cost of sales	426.8	371.8	1,175.2	1,120.5
Provision for credit losses	1.9	0.1	1.8	0.9
Selling, general and administrative	56.7	48.9	159.6	145.3
Loss from joint ventures	(1.7)	(1.1)	(3.0)	(1.7)

Operating income	34.0	30.3	97.6	75.5
Losses related to sale and exit of business	(0.4)	––	(0.5)	(1.3)
Interest expense, net	(3.5)	(0.6)	(6.5)	(1.7)
Other income (expense), net	(0.3)	1.1	0.4	2.1

Income from continuing operations before income tax expense	29.8	30.8	91.0	74.6
Income tax expense	8.0	8.2	24.4	20.0
Income from continuing operations	21.8	22.6	66.6	54.6
Income (Loss) from discontinued operations	––	(0.1)	0.4	0.2
Net income	$21.8	$22.5	$67.0	$54.8

Earnings per share – Basic:
Earnings from continuing operations	$0.63	$0.64	$1.90	$1.54
Earnings from discontinued operations	––	––	0.01	0.01
Earnings per share – Basic	$0.63	$0.64	$1.91	$1.55

Earnings per share – Diluted:
Earnings from continuing operations	$0.62	$0.63	$1.87	$1.52
Earnings from discontinued operations	––	––	0.01	0.01
Earnings per share – Diluted	$0.62	$0.63	$1.88	$1.53

Share data:
Weighted average shares outstanding – Basic	34.1	35.1	34.6	35.3
Weighted average shares outstanding – Diluted	34.6	35.7	35.0	35.8

AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	February 28, 2023	May 31, 2022
	(unaudited)
ASSETS
Cash and cash equivalents	$52.7	$53.5
Restricted cash	1.4	5.4
Accounts receivable, net	237.7	214.0
Contract assets	91.7	73.6
Inventories, net	570.7	550.5
Rotable assets and equipment on or available for lease	51.7	53.6
Assets of discontinued operations	14.4	16.2
Other current assets	47.5	40.4
Total current assets	1,067.8	1,007.2
Property, plant, and equipment, net	119.8	109.6
Operating lease right-of-use assets, net	67.6	73.0
Goodwill and intangible assets, net	117.7	119.7
Rotable assets supporting long-term programs	173.8	166.6
Other non-current assets	126.6	97.8
Total assets	$1,673.3	$1,573.9

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$317.2	$331.0
Liabilities of discontinued operations	14.4	17.2
Total current liabilities	331.6	348.2
Long-term debt	185.6	98.9
Operating lease liabilities	52.0	57.4
Other liabilities and deferred revenue	36.4	34.9
Total liabilities	605.6	539.4
Equity	1,067.7	1,034.5
Total liabilities and equity	$1,673.3	$1,573.9

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows	Three months ended February 28,		Nine months ended February 28,
(In millions – unaudited)	2023	2022	2023	2022
Cash flows provided by (used in) operating activities:
Net income	$21.8	$22.5	$67.0	$54.8
Loss (Income) from discontinued operations	––	0.1	(0.4)	(0.2)
Income from continuing operations	21.8	22.6	66.6	54.6
Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities
Depreciation and intangible amortization	6.9	7.7	20.2	25.5
Amortization of stock-based compensation	3.5	1.1	10.4	5.8
Provision for credit losses	1.9	0.1	1.8	0.9
Losses related to sale and exit of business	0.4	––	0.5	1.3
Impairment charges	––	––	––	2.9
Changes in certain assets and liabilities:
Accounts receivable	(14.4)	(17.9)	(26.4)	(44.1)
Contract assets	(9.2)	(0.3)	(18.5)	2.9
Inventories	24.6	(3.4)	(20.2)	4.6
Prepaid expenses and other current assets	(8.7)	(14.0)	(8.8)	(22.7)
Rotable assets supporting long-term programs	(5.1)	0.5	(13.2)	1.4
Accounts payable and accrued liabilities	8.1	18.6	(13.1)	17.2
Deferred revenue on long-term programs	(6.0)	1.8	2.2	2.5
Other	(6.4)	(0.6)	(23.0)	(3.2)
Net cash provided by (used in) operating activities – continuing operations	17.4	16.2	(21.5)	49.6
Net cash used in operating activities – discontinued operations	––	(0.3)	(0.4)	(14.5)
Net cash provided by (used in) operating activities	17.4	15.9	(21.9)	35.1

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(9.7)	(4.2)	(22.5)	(10.2)
Other	0.7	––	(4.8)	3.3
Net cash used in investing activities	(9.0)	(4.2)	(27.3)	(6.9)

Cash flows provided by (used in) financing activities:
Short-term borrowings (repayments) on Revolving Credit Facility, net	(10.0)	––	88.0	(29.7)
Purchase of treasury stock	––	(20.2)	(50.1)	(20.2)
Other	4.5	5.0	6.6	4.6
Net cash provided by (used in) financing activities	(5.5)	(15.2)	44.5	(45.3)
Effect of exchange rate changes on cash	––	0.1	(0.1)	(0.1)
Increase (Decrease) in cash and cash equivalents	2.9	(3.4)	(4.8)	(17.2)
Cash, cash equivalents, and restricted cash at beginning of period	51.2	46.4	58.9	60.2
Cash, cash equivalents, and restricted cash at end of period	$54.1	$43.0	$54.1	$43.0

AAR CORP. and subsidiaries

Sales by business segment	Three months ended February 28,		Nine months ended February 28,
(In millions - unaudited)	2023	2022	2023	2022
Aviation Services	$499.1	$438.0	$1,368.8	$1,292.9
Expeditionary Services	22.0	14.2	68.4	51.0
	$521.1	$452.2	$1,437.2	$1,343.9

Gross profit by business segment	Three months ended February 28,		Nine months ended February 28,
(In millions- unaudited)	2023	2022	2023	2022
Aviation Services	$90.7	$77.9	$251.0	$212.8
Expeditionary Services	3.6	2.5	11.0	10.6
	$94.3	$80.4	$262.0	$223.4

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted sales, adjusted cost of sales, adjusted gross profit margin, adjusted operating margin, adjusted cash provided by operating activities from continuing operations, adjusted EBITDA, net debt, pro forma net debt, and pro forma availability on our Revolving Credit Facility are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

●	Investigation and remediation compliance costs comprised of legal and professional fees related to addressing potential violations of the U.S. Foreign Corrupt Practices Act, which we self-reported to the U.S. Department of Justice and other agencies.

●	Contract termination/restructuring costs comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including adjustments for forward loss provisions on long-term contracts.

●	Customer bankruptcy and credit charges (recoveries) reflecting the impact of bankruptcies and other credit charges primarily resulting from the significant impact of the COVID-19 pandemic on the commercial aviation industry.

●	Costs related to strategic projects consisting of professional fees for significant projects related to strategic financings and acquisitions, including due diligence costs.

●	Losses related to the sale and exit from our Composites manufacturing business including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract and charges associated with the change in fair value of the contingent consideration from the sale.

●	Professional fees for legal, due diligence, and other activities related to our acquisition of Trax.

Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, workforce actions, subsidies and costs, impairment and exit charges, facility consolidation and repositioning costs, investigation and remediation compliance costs, purchase accounting and legal settlements, strategic project costs, equity investments gains and losses, Trax acquisition costs, and significant customer events such as early terminations, contract restructurings, forward loss provisions and bankruptcies.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted income from continuing operations	Three months ended February 28,		Nine months ended February 28,
(In millions - unaudited)	2023	2022	2023	2022
Income from continuing operations	$21.8	$22.6	$66.6	$54.6
Investigation and remediation compliance costs	1.2	1.6	3.1	2.6
Losses related to sale and exit of business	0.4	––	0.5	1.3
Trax acquisition costs	1.9	––	1.9	––
Customer bankruptcy and credit charges	1.8	––	1.5	1.0
Government COVID-related subsidies	(0.9)	(1.0)	(1.6)	(3.8)
Russian bankruptcy court clawback judgment	1.8	––	1.8	––
Contract termination/restructuring costs and loss provisions, net	––	(1.1)	2.0	1.2
Gains on equity investments	––	––	(0.9)	––
Costs related to strategic projects	––	––	(0.2)	––
Severance charges	––	0.9	0.1	2.6
Asset impairment and exit charges	––	0.5	––	3.4
Facility consolidation and repositioning costs	––	––	––	0.2
Recognition of foreign currency translation adjustments	––	––	––	0.2
Gain on settlement of purchase accounting liabilities	––	(1.0)	––	(1.0)
Tax effect on adjustments (a)	(1.6)	––	(2.1)	(2.0)
Adjusted income from continuing operations	$26.4	$22.5	$72.7	$60.3

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments.

Adjusted diluted earnings per share from continuing operations	Three months ended February 28,		Nine months ended February 28,
(In millions - unaudited)	2023	2022	2023	2022
Diluted earnings per share from continuing operations	$0.62	$0.63	$1.88	$1.52
Investigation and remediation compliance costs	0.04	0.04	0.09	0.07
Losses related to sale and exit of business	0.01	––	0.01	0.04
Trax acquisition costs	0.06	––	0.06	––
Customer bankruptcy and credit charges	0.05	––	0.04	0.03
Government COVID-related subsidies	(0.03)	(0.03)	(0.05)	(0.11)
Russian bankruptcy court clawback judgment	0.05	––	0.05	––
Contract termination/restructuring costs and loss provisions, net	––	(0.03)	0.06	0.03
Gains on equity investments	––	––	(0.02)	––
Severance and pension settlement charges	––	0.03	––	0.08
Asset impairment and exit charges	––	0.02	––	0.10
Facility consolidation and repositioning costs	––	––	––	0.01
Gain on settlement of purchase accounting liabilities	––	(0.03)	––	(0.03)
Tax effect on adjustments (a)	(0.05)	––	(0.07)	(0.06)
Adjusted diluted earnings per share from continuing operations	$0.75	$0.63	$2.05	$1.68

(b)	Calculation uses estimated statutory tax rates on non-GAAP adjustments.

	Three months ended
Adjusted gross profit margin (In millions - unaudited)	February 28,2023	November 30, 2022	February 28, 2022
Sales	$521.1	$469.8	$452.2
Contract termination/restructuring costs, net	––	––	(0.2)
Adjusted sales	$521.1	$469.8	$452.0

Cost of sales	$426.8	$384.0	$371.8
Contract termination/restructuring costs and loss provisions, net	––	(2.3)	0.9
Government COVID-related subsidies	––	––	0.9
Adjusted cost of sales	$426.8	$381.7	$373.6

Adjusted gross profit margin	18.1%	18.8%	17.3%

	Three months ended
Adjusted operating margin (In millions - unaudited)	February 28, 2023	November 30, 2022	February 28, 2022
Adjusted sales	$521.1	$469.8	$452.0

Operating income	$34.0	$32.4	$30.3
Investigation and remediation costs	1.2	1.1	1.6
Trax acquisition costs	1.9	––	––
Customer bankruptcy and credit charges	1.8	(0.3)	––
Government COVID-related subsidies	(0.9)	––	(1.0)
Russian bankruptcy court clawback judgment	1.8	––	––
Contract termination/restructuring costs and loss provisions, net	––	2.3	(1.1)
Asset impairment and exit charges	––	––	0.5
Severance charges	––	––	0.2
Adjusted operating income	$39.8	$35.5	$30.5

Adjusted operating margin	7.6%	7.6%	6.7%

Adjusted cash provided by operating activities from continuing operations	Three months ended February 28,		Nine months ended February 28,
(In millions - unaudited)	2023	2022	2023	2022
Cash provided by (used in) operating activities from continuing operations	$17.4	$16.2	$(21.5)	$49.6
Amounts outstanding on accounts receivable financing program:
Beginning of period	16.1	20.2	15.0	38.6
End of period	(16.3)	(18.0)	(16.3)	(18.0)
Adjusted cash provided by (used in) operating activities from continuing operations	$17.2	$18.4	$(22.8)	$70.2

Adjusted EBITDA	Three months ended February 28,		Nine months ended February 28,		Year ended May 31,
(In millions - unaudited)	2023	2022	2023	2022	2022
Net income	$21.8	$22.5	$67.0	$54.8	$78.7
Loss (Income) from discontinued operations	––	0.1	(0.4)	(0.2)	(0.2)
Income tax expense	8.0	8.2	24.4	20.0	26.6
Other expense (income), net	0.3	(1.1)	(0.4)	(2.1)	(2.2)
Interest expense, net	3.5	0.6	6.5	1.7	2.3
Depreciation and intangible amortization	6.9	7.7	20.2	25.5	33.1
Investigation and remediation compliance costs	1.2	1.6	3.1	2.6	3.7
Losses related to sale and exit of business	0.4	––	0.5	1.3	1.7
Trax acquisition costs	1.9	––	1.9	––	––
Customer bankruptcy and credit charges	1.8	––	1.5	1.0	1.0
Government COVID-related subsidies	(0.9)	(1.0)	(1.6)	(3.8)	(4.9)
Russian bankruptcy court clawback judgment	1.8	––	1.8	––	––
Contract termination/restructuring costs and loss provisions, net	––	(1.1)	2.0	1.2	0.9
Costs related to strategic projects	––	––	(0.2)	––	1.8
Severance charges	––	0.2	0.1	1.9	2.0
Asset impairment and exit charges	––	0.5	––	3.4	3.5
Facility consolidation and repositioning costs	––	––	––	0.2	0.2
Stock-based compensation	3.5	1.1	10.4	5.8	8.2
Adjusted EBITDA	$50.2	$39.3	$136.8	$113.3	$156.4

Net debt (In millions - unaudited)	February 28, 2023	February 28, 2022
Total debt	$188.0	$104.5
Less: Cash and cash equivalents	(52.7)	(40.6)
Net debt	$135.3	$63.9

Net debt to adjusted EBITDA (In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2022	$156.4
Less: Adjusted EBITDA for the nine months ended February 28, 2022	(113.3)
Plus: Adjusted EBITDA for the nine months ended February 28, 2023	136.8
Adjusted EBITDA for the twelve months ended February 28, 2023	$179.9
Net debt at February 28, 2023	$135.3
Net debt to Adjusted EBITDA	0.75

Pro forma net debt to adjusted EBITDA (In millions - unaudited)
AAR CORP. adjusted EBITDA for the twelve months ended February 28, 2023	$179.9
Plus: Trax adjusted EBITDA for the twelve months ended February 28, 2023	8.6
Adjusted EBITDA for the twelve months ended February 28, 2023	$188.5
AAR CORP. net debt at February 28, 2023	$135.3
Trax acquisition purchase price	120.0
Pro forma net debt at February 28, 2023	$255.3
Pro forma net debt to Adjusted EBITDA	1.35

Pro forma availability on our Revolving Credit Facility (In millions - unaudited)
AAR CORP. availability on our Revolving Credit Facility as of February 28, 2023	$420.8
Less: Trax purchase price	(120.0)
AAR CORP. availability on our Revolving Credit Facility on a pro forma basis	$300.8